Exhibit 99.2

Notice of Full Redemption

HealthTronics, Inc.

(Prime Medical Services, Inc.)

8 3/4% Senior Subordinated Notes due 2008

CUSIP NO. 74156DAC2

NOTICE IS HEREBY GIVEN, that, pursuant to (a) Section 3.07 of the Indenture (the “Indenture”) dated March 27, 1998, among HealthTronics, Inc. (the “Company”), a Georgia corporation, as successor to Prime Medical Services, Inc., a Delaware corporation, the Subsidiary Guarantors named therein, and UMB Bank & Trust, N.A., as successor to State Street Bank and Trust Company of Missouri, N.A., as Trustee (the “Trustee”), and (b) Section 5 of the 8 3/4% Senior Subordinated Notes due 2008 (CUSIP No. 74156DAC2*) of the Company (the “Notes”), the Company hereby calls for redemption on April 26, 2005 (the “Redemption Date”) all of the outstanding Notes. The Company will pay holders of the Notes outstanding on the Redemption Date (the “Noteholders”) the redemption price of 101.458% of the $100,000,000 aggregate principal amount of the Notes (the “Redemption Price”), or $101,458,000, plus accrued and unpaid interest through the Redemption Date.

The Redemption Price will become due and payable on the Redemption Date upon presentation and surrender of the Notes to the Trustee, who is also acting as the paying agent (the “Paying Agent”) with respect to the Notes. Noteholders who wish to redeem their Notes must deliver their Notes to the Trustee, at the principal office of UMB Bank & Trust, N.A., Attn: Corporate Trust Division, 2401 Grand Boulevard, Suite 200, Kansas City, Missouri 64108-2551. Inquiries or requests for additional information should be directed to the principal office of UMB Bank & Trust, N.A., or by telephone at (816) 860-3013. Delivery of Notes is at the option and risk of the holder. Should a Noteholder choose to deliver the Redeemed Notes by mail, delivery should be made to the aforementioned address and use of registered or certified mail, properly insured, is recommended as a precaution against loss. Unless the Company defaults in tendering the aggregate Redemption Price and accrued and unpaid interest, interest on the Notes shall cease to accrue on and after the Redemption Date and the only remaining right of the Noteholders shall be the right to receive payment of the Redemption Price and accrued and unpaid interest up to the Redemption Date upon surrender of the Notes to UMB Bank & Trust, N.A.

Noteholders may be subject to backup withholding under United States federal income tax law on all reportable payments made by the Paying Agent. To prevent backup withholding, a Noteholder must provide his, her or its correct taxpayer identification number (social security or employer identification number) by completing IRS Form W-9, Request for Taxpayer Identification Number and Certification, certifying that such Noteholder is (a) a United States person (including a United States resident alien) and (b) otherwise exempt from backup withholding. Noteholders who are a nonresident aliens or foreign entities not subject to backup withholding must give the Paying Agent a completed Form W-8BEN, Certificate of Foreign Status, or other applicable Form W-8. Noteholders are urged to consult with their own tax advisor concerning the tax consequences of the redemption of the Notes.

*	CUSIP numbers appearing herein are included solely for the convenience of the holders of the Notes. The Trustee is not responsible for the use or the selection of the CUSIP numbers, nor is any representation made as to the correctness of such CUSIP numbers on the Notes or as indicated in any notice of redemption.

HealthTronics, Inc.

By:	UMB Bank & Trust, N.A., as Trustee

St. Louis, Missouri

March 23, 2005